Exhibit 10.28

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the “Agreement”) is made and entered into by and among Michael Wasserfuhr (“Wasserfuhr”), on the one hand, and USA Technologies, Inc., Sean Feeney (“Feeney”), and Douglas Bergeron (“Bergeron”), on the other hand. When used herein, the term “USAT” shall mean and include USA Technologies, Inc. and all its successors, parents, related entities, and other affiliated corporations, divisions, subsidiaries, partnerships, officers, directors, shareholders, employees, agents, attorneys, predecessors, successors, and assigns (and the officers, agents, attorneys, successors, and assigns of such parent or other affiliated corporations, divisions, partnerships, and subsidiaries). Wasserfuhr, USAT, Feeney, and Bergeron are collectively referred to herein as the “Parties,” and each is a “Party.”

RECITALS

WHEREAS, Wasserfuhr filed a lawsuit against USAT, Feeney, and Bergeron captioned Wasserfuhr v. USA Technologies, Inc., et al., Case No. 2020CV340345, in the Superior Court of Fulton County (the “Lawsuit”), alleging breach of contract and a violation of the Pennsylvania Wage Payment Collection Law, and seeking attorney’s fees and a declaratory judgment;

WHEREAS, USAT, Feeney, and Bergeron deny Wasserfuhr’s allegations and deny any wrongdoing;

WHEREAS, the Parties desire to finally and completely settle, resolve, and forever extinguish any and all claims that they have or may have had against each other, individually and/or collectively;

    NOW, THEREFORE, in consideration of the covenants described below, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Effective Date of Agreement. This Agreement shall be effective seven (7) days following Wasserfuhr’s execution of this Agreement (the “Effective Date”) without Wasserfuhr’s revocation under Paragraph 24 of this Agreement.
2.Dismissal of the Lawsuit. Within five (5) business days of the Effective Date of this Agreement, Wasserfuhr shall file a stipulation of voluntary dismissal of the Lawsuit with prejudice, signed by counsel for Wasserfuhr, USAT, Feeney, and Bergeron.
3.Consideration. In consideration for the promises and covenants made by Wasserfuhr set forth in this Agreement, and in full release and settlement of any and all claims, whether known or unknown, USAT agrees to pay Wasserfuhr or his heirs, for itself and for the benefit of Feeney, Bergeron, and the USAT Releasees (as defined below), the total amount of Four Hundred Eighty Thousand Dollars and No Cents ($480,000) (“Settlement Sum”), within ten (10) days after the Effective Date, contingent upon USAT’s receipt of Wasserfuhr’s counsel’s IRS Form W-9. In further consideration of Wasserfuhr’s promises and covenants set forth in this Agreement, USAT agrees to release Wasserfuhr from the non-competition obligations set forth in the three full bullet points on page five (5) of the March 2, 2020 employment agreement by and between Wasserfuhr and USAT (“Release of Non-Competition Obligation”). The Settlement Sum and Release of Non-Competition Obligation are consideration for Wasserfuhr’s dismissal of his claims in the Lawsuit and all his other commitments, obligations, and undertakings set forth in this Agreement. The Parties agree that but for their agreement to enter into this Agreement, USAT would not have agreed to the Settlement Sum or Release of Non-Competition Obligation. The Settlement Sum will be paid in the following manner:
a.The amount of Three-Hundred Seventy-Five Thousand Dollars and No Cents ($375,000.00) to Wasserfuhr, less all legally required withholdings and deductions, for which an IRS Form W-2 will be issued to Wasserfuhr.
b.The amount of One-Hundred Five Thousand Dollars and No Cents ($105,000.00) to Wasserfuhr’s counsel, Hunton Andrews Kurth LLP, for which an IRS Form 1099 will be issued to Wasserfuhr and his counsel.
c.Full Consideration. Wasserfuhr agrees the Settlement Sum constitutes full consideration for each and all of his promises as set forth in this Agreement and for all amounts USAT might owe him as a result of his employment or separation of employment by USAT through the Effective Date of this Agreement, including, but not limited to, wages, bonuses, commissions, penalties, medical and dental benefits, leave time, long and short term disability benefits, severance pay, paid time off, vacation and sick pay and other fringe benefits of any kind. Wasserfuhr further acknowledges and represents that he: (i) has received all compensation due to him as a result of his employment with USAT; (ii) has properly received any leave of absence because of an alleged disability for his or his family member’s health condition and was not subjected to any improper treatment, conduct, or actions due to a request for or taking such leave; and (iii) has reported to USAT any and all work-related injuries he incurred during his employment by USAT.
d.Tax Liability and Indemnification. USAT makes no representation to Wasserfuhr or his counsel as to the tax liability, if any, on the Settlement Sum. Wasserfuhr agrees that he shall be fully and solely responsible for any and all tax liabilities with respect to the Settlement Sum. In the event that any federal or state taxing authority or other government entity later determines that Wasserfuhr has any unpaid tax liability on the Settlement Sum and/or that USAT should have withheld an additional amount from the payment made to Wasserfuhr or his counsel, in consideration for the payment of the Settlement Sum by USA Technologies, Inc. and other consideration specified herein, Wasserfuhr hereby agrees to fully indemnify, defend, and hold USAT harmless, from any and all tax consequences, fines, liabilities or other legal obligations arising from such unpaid taxes, penalties, and/or interest and for any alleged failure to withhold taxes or other deductions required by law. In the event that any federal, state, or local taxing authority seeks to collect from USAT taxes or interest which would have been collectable from Wasserfuhr, Wasserfuhr hereby agrees to immediately reimburse USAT for those taxes or interest.
4.General Release of Claims by Wasserfuhr.
a.Wasserfuhr hereby settles with, compromises, releases, remits, acquits, discharges, and reaches an accord and satisfaction upon any and all claims, demands, causes of action, remedies, obligations, damages, and liabilities which he had or now has, whether known or unknown, against Bergeron, Feeney, USAT, any employee benefit plans sponsored or administered by USAT or related entities, and each of their respective fiduciaries, administrators, trustees, officers, directors, stockholders, employees, agents, and attorneys (collectively, the “USAT Releasees”) arising at any point in the past up to the Effective Date of this Agreement. This release specifically includes, but is not limited to, any claims for wages, back pay, front pay, bonuses, commissions, severance pay, emotional distress, liquidated damages, compensatory damages, penalties, exemplary damages, or punitive damages arising out of his employment with USAT or separation of employment with USAT.
b.Wasserfuhr further unconditionally releases, discharges, and holds the USAT Releasees harmless from each and every claim, cause of action, right, liability, or demand of any kind and nature in existence prior to the Effective Date, and from any claims which may be derived therefrom, that Wasserfuhr had, has, or might claim to have against the USAT Releasees, including, but not limited to, any and all claims:
(i)arising from Wasserfuhr’s employment and other terms and conditions of his employment relationship with USAT;
(ii)relating to the separation of Wasserfuhr’s employment relationship with USAT or any claim to entitlement to severance or separation pay related thereto;
(iii)arising from any contracts, agreements, or other understandings between Wasserfuhr and USAT, including claims under any equity award agreements or equity plans;
(iv)based on any contract, tort, whistleblower, or wrongful discharge theory, whether arising under common law, constitution, statute, code, ordinance, regulation, or other applicable law;
(v)based on discrimination or retaliation on the basis of race, color, religion, sex, national origin, handicap, disability, age, or any other category protected by federal state, or local law, including, but not limited to, the Civil Rights Acts of 1866, 1871, and 1964; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the Equal Pay Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; and/or the Family and Medical Leave Act; the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code; Georgia statutory and common law; the Pennsylvania Equal Pay Law; the Pennsylvania Whistleblower Law; and/or Pennsylvania statutory and common law;
(vi)based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory, including but not limited to the Pennsylvania Minimum Wage Act and the Pennsylvania Wage Payment and Collection Law;.
c.Any and all claims, causes of actions, rights, liabilities, demands, obligations, remedies, and damages described in and released by Subsections (a) and (b) of this Paragraph shall herein be referred to as the “Released Claims.”
d.    Notwithstanding anything to the contrary in the foregoing, Wasserfuhr’s release shall not affect any rights or claims related to any vested benefits to which he may be entitled under USAT’s benefit plans that arise or accrue after the Effective Date of this Agreement. Nothing herein shall affect Wasserfuhr’s rights, if any, to participate in continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
5.General Release of Claims by USAT, Bergeron, and Feeney. USAT, Bergeron, and Feeney hereby settle with, compromise, release, remit, acquit, discharge, and reach an accord and satisfaction upon any and all claims, demands, causes of action, remedies, obligations, damages, and liabilities which they had or now have, whether known or unknown, against Wasserfuhr arising at any point in the past up to the Effective Date of this Agreement. This release specifically includes, but is not limited to, any counterclaims USAT could have asserted against Wasserfuhr in the Lawsuit and any claims of USAT arising under the March 2, 2020 employment agreement by and between Wasserfuhr and USAT. Notwithstanding the foregoing, no claim based on Wasserfuhr’s breach of any confidentiality obligations owed to USAT prior to the Effective Date of this Agreement shall be released by this Agreement.
6.Covenant Not to Sue. Wasserfuhr agrees that he will not directly or indirectly institute, solicit, encourage, advise, consult, or participate in the commencement and/or prosecution of any lawsuit against the USAT Releasees in regard to the Released Claims or any other claims or causes of action arising from acts or omissions taken or made prior to the Effective Date of this Agreement. Wasserfuhr further agrees that he will not either directly or indirectly assist in, cooperate or consult with, or encourage any other parties or their attorneys to commence or prosecute any present or future lawsuit against the USAT Releasees in regard to the Released Claims or any other claims or causes of action arising from acts or omissions taken or made prior to the Effective Date of this Agreement. Notwithstanding the foregoing, this Agreement does not prevent Wasserfuhr from providing truthful testimony pursuant to a subpoena or court order, nor does it prevent Wasserfuhr from filing a charge or participating in an investigation or proceeding with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other government agency. Wasserfuhr does, however, waive any right to recover monetary damages that could result from filing such a charge.
Wasserfuhr further agrees and understands that he waives and gives up any right to become, and promises not to consent to become, a member or class representative of any class in a case in which claims are asserted against the USAT Releasees in regard to the Released Claims or any other claims or causes of action arising from acts or omissions taken or made prior to the Effective Date of this Agreement. If, without Wasserfuhr’s prior knowledge and consent, he is made a member or representative of a class or a collective in any proceeding, he hereby agrees to opt out of the class or the collective at the first opportunity.
7.Non-Disparagement. Wasserfuhr agrees to conduct himself in a professional manner in all dealings, communications, and contacts concerning USAT, his employment with USAT, or his separation from employment with USAT. Wasserfuhr agrees that he will not criticize, denigrate, disparage, or make any derogatory statements about USAT. In particular, Wasserfuhr agrees not to make any derogatory statements about USAT’s business plans, policies, and practices, or about any of USAT’s officers, employees, or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media, or any other person, nor shall Wasserfuhr take any action to harm or in any way adversely affect the reputation and good will of USAT.
USAT’s executives, Feeney, and Bergeron agree not to criticize, denigrate, disparage, or make any derogatory statements about Wasserfuhr or MWBT LLC to any persons or entities external to USAT, including taking any action to harm or in any way adversely affect the reputation and business opportunities of Wasserfuhr or MWBT LLC. USAT agrees to instruct its executives not to violate this provision.
This Paragraph applies not only to oral communications but also to all written communications including, but not limited to, communications through social media/social networking sites such as Facebook, Instagram, Twitter and the like. Nothing in this Agreement shall prevent any Party from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law or otherwise by court order, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official, including the Department of Justice, related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission. Additionally, nothing herein shall act to prohibit any Party from reporting potential unlawful activity to any state or federal government agency. The Parties understand and agree that this “Non-Disparagement” provision is an integral part of this Agreement, and a breach of this provision will be considered a material breach of this Agreement.

8.No Rehire or Contracting. Wasserfuhr agrees that he will not seek or accept employment with or any other type of contract or arrangement whereby he would provide services to USAT or its affiliates at any time in the future, directly or indirectly. Wasserfuhr agrees that if he knowingly or unknowingly applies for a position with USAT or an affiliate and is offered or accepts a position, the offer may be withdrawn, or he may be terminated immediately, without notice, cause, or recourse. Wasserfuhr also agrees not to accept any position or project, or provide any services in any capacity that would require him to perform work of any kind for USAT or its affiliates or at a facility or office of USAT or an affiliate. This provision shall apply with equal effect regardless of whether Wasserfuhr would perform the work in question in his individual capacity or through affiliation with another person or entity, including, but not limited to, through MWBT LLC.
9.No Admission. This Agreement shall not be construed as an admission by USAT, Feeney, or Bergeron of any liability, or any acts of wrongdoing, or the violation of any federal, state, or local law, ordinance, or regulation, nor shall it be considered as evidence of any such alleged liability, wrongdoing, or violation of any federal, state, or local law, ordinance, or regulation. The Parties agree that this Agreement shall not be admissible as evidence in any trial, hearing, deposition, or other action before any court or tribunal of any kind, except that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.
10.Confidentiality. Unless such disclosure is required under the law, Wasserfuhr agrees, and shall so instruct his counsel, that he will not, absent a court order or as required via other governmental or legal process, which he will not seek, directly or indirectly, discuss or disclose to any other person, firm, corporation, association, or organization the terms, existence, or negotiations leading up to this Agreement. Wasserfuhr and Wasserfuhr’s counsel agree that they will not directly or indirectly make any posting on any website, instant messaging site, blog, or social networking site publicizing or otherwise disclosing the fact that the Parties have entered into this Agreement or otherwise settled their disputes. Wasserfuhr further understands and agrees that this “Confidentiality” provision is an integral part of this Agreement, and a breach of this provision will be considered a material breach of this Agreement. Nothing in this Agreement shall prohibit USAT or Wasserfuhr from using or disclosing this Agreement or its terms as necessary to comply with applicable law. Further, nothing in this Agreement shall obviate Wasserfuhr’s confidentiality obligations that arise under contract, statute, regulation, or common law due to his former employment as an executive officer of USAT, including, but not limited to, any fiduciary duties.
11.Return of Property. Wasserfuhr represents and warrants that he (a) has returned to USAT or destroyed every confidential or proprietary document in his individual, personal, or collective possession, custody, or control that he accessed and/or acquired as a result of his employment with or consulting work with USAT (“USAT’s Documents”); (b) has not retained a copy or other reproduction of USAT’s Documents; and (c) has not disclosed and will not disclose any of USAT’s Documents or their contents to any third party. “Document” should be understood to have the broadest possible meaning under the Federal Rules of Civil Procedure. Wasserfuhr understands and agrees that this provision is an integral part of this Agreement, and a breach of this provision by Wasserfuhr will be considered a material breach of this Agreement.
12.Third Party Beneficiary. The Parties expressly acknowledge and agree that the USAT Releasees are intended third party beneficiaries of this Agreement and that each of them shall have the full right to enforce this Agreement in accordance with its terms as if he, she, or it were a signatory hereto.
13.Merger and Integration. It is expressly agreed that this Agreement constitutes a full and final settlement and release of all claims identified herein. The Parties agree that this Agreement contains the entire agreement between the Parties with respect to the issues addressed herein. This Agreement may not be changed, modified, amended, or altered except by written agreement signed by all Parties hereto. This

Agreement supersedes all prior agreements and understandings between Wasserfuhr and USAT, with the exception of all post-employment confidentiality obligations owed by Wasserfuhr to USAT pursuant to the last bullet point on page four (4) of the March 2, 2020 employment agreement Wasserfuhr entered into with USAT, which shall remain intact and enforceable.
14.Severability. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.
15.Capacity. The Parties warrant and represent that they have not sold, assigned, granted, conveyed, or transferred to any other entity or person any of the rights, obligations, claims, demands, actions, or causes of action described herein. The Parties have full legal and mental capacity to enter into, execute, and perform the terms and conditions contained in this Agreement and have entered into the Agreement voluntarily.
16.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Wasserfuhr’s rights and obligations under this Agreement may not be assigned, sold, or transferred and any purported assignment, transfer, or sale shall be void.
17.Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.
18.Counterparts. This Agreement may be executed in one or more counterparts, at different times and places. Subject to Paragraph 24 of this Agreement, when all Parties have executed a counterpart of this Agreement, it shall be binding on all Parties notwithstanding that all of them may not have signed the same counterpart. A facsimile or other copy of an executed counterpart hereof, such as an e-mailed PDF copy, shall have the same effect as an original.
19.Representation by Counsel. The Parties to this Agreement have read and understand this Agreement, and they have been represented by legal counsel in the negotiation, drafting, and execution of this Agreement.
20.Construction. This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel, and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provisions or the Agreement as a whole, was purportedly drafted by a particular Party.
21.Governing Law. This Agreement is made and entered into in the State of Georgia and will in all material respects be interpreted, enforced, and governed under the laws of said state, without giving effect to any choice of law or conflict of law principles.
22.Attorneys’ Fees and Costs. Except as otherwise provided herein, USAT and Wasserfuhr shall each bear their own costs and attorneys’ fees incurred in connection with the Lawsuit, the preparation of this Agreement, or any other matter existing as of the Effective Date arising out of or relating to Wasserfuhr’s employment or relationship with USAT. If any future litigation or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the Party prevailing on any or all issues in such litigation or proceeding shall be reimbursed by the non-prevailing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

23.Breach and Remedies. The Parties agree and acknowledge that it will be impossible to measure in money the damage that USAT would be suffer if Wasserfuhr fails to comply with any of the obligations set forth in this Agreement and that in the event of any such failure, USAT will be irreparably damaged and will not have an adequate remedy at law. USAT shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, without the necessity of posting bond, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, Wasserfuhr shall not raise the defense that there is an adequate remedy at law. Upon determination by a court of competent jurisdiction that Wasserfuhr committed a material breach of this Agreement, USAT shall be entitled to recover and Wasserfuhr required to disgorge the Settlement Sum.
24.Acknowledgment of Rights and Waiver of Claims under the Age Discrimination in Employment Act. By signing this Agreement, Wasserfuhr acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act. Wasserfuhr also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. Wasserfuhr further acknowledges that he has been advised that: (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he has at least twenty-one (21) days to consider this Agreement (although Wasserfuhr may choose to execute this Agreement earlier); (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the date upon which the revocation period has expired. Wasserfuhr further acknowledges that he was advised to, and has, consulted with his attorney before signing this Agreement. Wasserfuhr may revoke this Agreement only by delivering written notice of revocation by overnight courier to Nathan D. Chapman, Kabat Chapman & Ozmer LLP, 171 17th Street NW, Suite 1550, Atlanta, Georgia, 30363, within the seven (7) day revocation period. Wasserfuhr further understands that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without his revocation. For the avoidance of doubt, Wasserfuhr’s seven (7) day revocation period shall begin to run from the date he signs this Agreement. Wasserfuhr shall have seven (7) days, and no more, to revoke his Agreement from the date he signs this Agreement.
WASSERFUHR AFFIRMS THAT HE HAS CONSULTED WITH HIS ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, THAT HE HAS PERSONALLY READ THE AGREEMENT AND THAT HE IS ENTERING INTO THE AGREEMENT VOLUNTARILY, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

MICHAEL WASSERFUHR /s/ Michael Wasserfuhr Michael Wasserfuhr Date: March 27, 2021

USA TECHNOLOGIES, INC.

By: /s/ Sean Feeney

Its: CEO

Date:March 29, 2021

SEAN FEENEY

/s/ Sean Feeney
Sean Feeney

Date:March 29, 2021

DOUGLAS BERGERON

/s/ Douglas Bergeron
Douglas Bergeron

Date: March 29, 2021